Exhibit h(xi) under Form N-1A
                                            Exhibit (10) under Item 601/Reg. S-K







                         TRANSFER AGENCY AND SERVICE AGREEMENT
                                        BETWEEN
                             MORGAN KEEGAN & COMPANY, INC.
                                          AND
                          REGIONS MORGAN KEEGAN SELECT FUNDS


     This Transfer Agency and Service Agreement, made this 11th day of November, 2002 (the "Agreement"), by and between Morgan Keegan & Company, Inc. ("Morgan Keegan"), a Tennessee corporation having its principal place of business in Memphis, Tennessee, and Regions Morgan Keegan Select Funds (the "Fund"), a Massachusetts business trust.

     WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") with distinct series of shares of beneficial interest (each a "Portfolio" and collectively the "Portfolios"); and

     WHEREAS, the shares of each Portfolio may be further divided into separate classes (each a "Class"); and

     WHEREAS, the Fund wishes to retain Morgan Keegan to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to each Portfolio listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time, and Morgan Keegan wishes to furnish such services.

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Appointments. The Fund hereby appoints Morgan Keegan as transfer agent, registrar, divided disbursing agent and shareholder servicing agent for the Fund and its Portfolios, and Morgan Keegan hereby accepts such appointment and agrees to perform the duties thereof in accordance with the terms and conditions set forth herein.

     2. Documentation. The Fund (or the applicable Portfolio, as appropriate) will furnish Morgan Keegan with all documents, certificates, contracts, forms, and opinions that Morgan Keegan, in its discretion, deems necessary or appropriate in connection with the proper performance of its duties hereunder.

     3. Authorized Shares. The fund represents to Morgan Keegan that it is authorized to issue an unlimited number of full and fractional shares of beneficial interest, which may be issued in series and classes.


4.    Services to be Performed.

     a)   In accordance  with the Fund's  current  Registration  Statement  (the
          "Prospectus")  and  procedures   established  from  time  to  time  by
          agreement between the Fund and Morgan Keegan, Morgan Keegan shall:

          i. Receive for acceptance, orders and payment for the purchase of shares of each Portfolio, and promptly deliver payment and appropriate documentation therefor to the custodian of the Fund (the "Custodian"). Morgan Keegan shall notify the Fund and the Custodian on a daily basis of the total amount of orders and payments so delivered;

          ii. Pursuant to purchase orders, compute and issue the appropriate number of shares of each Portfolio and Class and hold such shares in the appropriate shareholder accounts;

          iii. In the event that any check or other order for the purchase of shares of the Fund and/or Class is returned unpaid for any reason, Morgan Keegan shall debit the account of the shareholder by the number of shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the shareholder, and notify the Portfolio and/or Class of its action. In the event that the amount paid for such shares exceeds proceeds of the redemption of such shares plus the amount of any dividends paid with respect to such shares, the Portfolio and the Class or its distributor will reimburse Morgan Keegan on the amount of such excess;

          iv. Receive for acceptance, redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Prospectus or set forth in Proper Instructions, deliver the appropriate documentation therefor to the Custodian. Morgan Keegan shall notify the Portfolios on a daily basis of the total amount of redemption requests processed and monies paid to Morgan Keegan by the Custodian for redemptions;

          v. At the appropriate time as and when the Fund receives monies paid to it by the Custodian with respect to any redemption, pay or cause to be paid any such redemption proceeds in the manner instructed by the redeeming shareholders, pursuant to procedures described in the Prospectus;

          vi. Effect transfers of shares by the shareholders of each Portfolio upon receipt of appropriate instructions;

          vii. If any certificate returned for redemption or other request for redemption does not comply with the procedures for redemption approved by the Portfolio, Morgan Keegan shall promptly notify the shareholder of such fact, together with the reason therefor, and shall affect such redemption at the price applicable to the date and time of receipt of documents complying with said procedures;

          viii.Identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund;

          ix. Upon notification by the Portfolios of the declaration of any distribution to shareholders, Morgan Keegan shall act as Dividend Disbursing Agent for the Portfolios in accordance with the provisions of its governing document and the Prospectus of the Fund. Morgan Keegan shall prepare and mail or credit income, capital gain, or any other payments to shareholders. As the Dividend Disbursing Agent, Morgan Keegan shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. Morgan Keegan shall reconcile the amounts so requested and the amounts actually received with the Custodian on a daily basis. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits shall be made to the shareholder's account;

          x. Maintain records of account for each Portfolio and Class and advise the Fund each Portfolio and Class and its shareholders as to the foregoing; and

          xi. Record the issuance of shares of each Portfolio and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of shares of the Portfolio and Class that are authorized, based upon data provided to it by the Fund, and issued and outstanding. Morgan Keegan shall also provide the Fund on a regular basis with the total number of shares of each Portfolio and Class which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, except as otherwise set forth herein, to monitor the issuance of such shares, which functions shall be the sole responsibility of the Fund;

          xii. Answer   correspondence  from  shareholders   relating  to  their
               accounts and such other correspondence as may from time to time be addressed to Morgan Keegan; and

          xiii.Establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     b) In addition to and not in lieu of the services set forth in the above paragraph (a), Morgan Keegan shall:

          i. Perform all of the customary services of a transfer agent, shareholder servicing agent, registrar, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to: maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies, and certifying the vote of shareholders, mailing shareholder reports and prospectuses to current shareholders, withholding taxes on non-resident alien accounts, preparing and filing U.S. Treasury Department Forms
               1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all shareholders, preparing and mailing confirmations and statements of account to shareholders for all purchases and redemptions of shares of each Portfolio and other confirmable transactions in shareholders accounts, preparing and mailing activity statements of shareholders, and providing shareholder account information and

          ii. Provide a system which will enable the Fund to monitor the total number of shares of each Portfolio and each Class thereof sold in each state. The Fund shall (i) identify to Morgan Keegan in writing those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of Morgan Keegan for each Portfolio's and Class' blue sky state registration status is solely limited to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

     c) Procedures applicable to certain of these services described in paragraphs (a) and (b) may be established from time to time by agreement between the Fund and Morgan Keegan and shall be subject to the review and approval of the Fund. The failure of the Fund to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of Morgan Keegan to perform such services hereunder.

     5.   Record Keeping and Other Information.

     a) Morgan Keegan shall, commencing on the effective date of this Agreement, create and maintain all necessary shareholder accounting records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the Rules thereunder, as amended from time to time. All such records shall be the property of the Fund and shall be available for inspection and use by the Fund. Where applicable, such records shall be maintained by Morgan Keegan for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     b) Morgan Keegan shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Fund to include a record for each shareholder's account of the following:

          i. Name, address and tax identification number (and whether such number has been certified);

          ii.  Number of shares held;

          iii. Historical information regarding the account, including dividends paid and date and price for all transactions;

          iv.  Any stop or restraining order placed against the account;

          v. Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

          vi. Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

          vii. Certificate numbers and denominations for any shareholder holding certificates;

          viii.Any information required in order for Morgan Keegan to perform the calculations contemplated or required by this Agreement.

     6. Audit, Inspection and Visitation. Morgan Keegan shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the SEC, the Fund or any person retained by the Fund.

      7.    Confirmations/Reports.

     a) Morgan Keegan shall furnish to the Fund periodically the following information:

               i.   A copy of the transaction register;

               ii.  Dividend and reinvestment blotters;

               iii. The total number of shares  issued and  outstanding  in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to Morgan Keegan; iv. Shareholder lists and statistical information;

               v.   Payments  to  third   parties   relating   to   distribution
                    agreements, allocations of sales loads, redemption fees, or other transaction- or sales-related payments;

               vi. Such other information as may be agreed upon from time to time.

     b) Morgan Keegan shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

      8.    Duties of the Fund.

     a) The Fund assumes full responsibility for the preparation, contents and distribution of the Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

     b) The Fund shall promptly inform Morgan Keegan of the declaration of any dividend or distribution on account of any Portfolio's shares.

     9. Compensation. Morgan Keegan shall be compensated by the Fund on a monthly basis for the services performed for each Portfolio hereunder, the rate of compensation being set forth in Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time. Expenses incurred by Morgan Keegan and not included within Exhibit B hereto shall be reimbursed to Morgan Keegan by the Fund, as appropriate; such expenses may include, but are not limited to, special forms and postage for mailing of said forms. Such charges shall be payable in full upon receipt of billing invoice; in lieu of reimbursing Morgan Keegan for such expenses, the Fund may, in its discretion, directly pay such expenses.

     10. Use of Names. The Fund may use the name of Morgan Keegan in any prospectus, sales literature or other material relating to the Fund provided any such usage is not inaccurate, misleading or contrary to any applicable laws and/or regulations.

      11.   Representations and Warranties.

      a)    Representations and Warranties of Morgan Keegan

      Morgan Keegan represents and warrants to the Fund that:

          i. It is a corporation duly organized and existing and in good standing under the laws of the State of Tennessee;

          ii.  It  is  duly   qualified   to  carry  on  its  business  in  each
               jurisdiction where the nature of its business requires such qualification;

          iii. It is  empowered  under  applicable  laws and by its  Articles of
               Incorporation   and  By-Laws  to  enter  into  and  perform  this
               Agreement;

          iv.  All requisite corporate  proceedings have been taken to authorize
               it  to  enter  into  and  perform  its  obligations   under  this
               Agreement;

          v. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

          vi. It is in compliance with federal securities law requirements and is registered and in good standing as a transfer agent.

      b)    Representations and Warranties of the Fund

      The Fund represents and warrants to Morgan Keegan that:

               i.   It is an investment  company duly organized and existing and
                    in  good   standing   under   the  laws  of  its   state  of
                    organization;

               ii. It is empowered under applicable laws and by its Restated Agreement and Declaration of Trust and By-laws (collectively "Charter Documents") to enter into and perform its obligations under this Agreement;

               iii. All corporate proceedings required by said Charter Documents have been taken to authorize it to enter into and perform its obligations under this Agreement;

               iv. The Fund is an open-end investment company registered under the 1940 Act; and

               v. A registration statement under the 1933 Act will be effective, and appropriate authorizations for state securities law filings have been made and will continue to be made, with respect to all shares of each Portfolio being offered for sale.

     12. Proper Instructions. As used throughout this Agreement, "Proper Instructions" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) Morgan Keegan reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Fund and Morgan Keegan promptly cause such oral instructions  to be  confirmed  in  writing.  Proper  Instructions  may  include
communications  effected  directly  between   electro-mechanical  or  electronic
devices provided that the Fund and Morgan Keegan are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

     13. Security. Morgan Keegan represents and warrants that, to the best of its knowledge, the various procedures and systems which Morgan Keegan proposes to implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hour a day restricted access) the Fund's blank check, records and other data and Morgan Keegan's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will implement them in the manner proposed and make such changes therein from time to time as in its judgment are required for the secure performance of obligations hereunder.

     14. Responsibility of Morgan Keegan; Limitation of Liability. Morgan Keegan shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but the Fund shall indemnify and hold Morgan Keegan harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person (including a shareholder naming the Fund as a party) other than the Fund arising out of, or in connection with, Morgan Keegan's performance of its obligations hereunder, provided, that Morgan Keegan does not act with bad faith, willful misfeasance, reckless disregard of its obligations and duties, or negligence.

     The Fund shall also indemnify and hold Morgan Keegan harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit (except to the extent contributed to by Morgan Keegan's bad faith, willful misfeasance, reckless disregard of its obligations and duties, or negligence) resulting from the negligence of the Fund, or Morgan Keegan's acting in reliance upon advice reasonably believed by Morgan Keegan to have been given by counsel for the Fund, or as a result of Morgan Keegan's acting in reliance upon any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

     In no event shall Morgan Keegan be liable for indirect, special, or consequential damages (even if Morgan Keegan has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided by this Agreement, including but not limited to lost profits, loss of use of the shareholder accounting system, cost of capital, cost of substitute facilities, programs or services, downtime costs, or claims of the Fund's shareholders for such damage.

     15. Force Majeure. Morgan Keegan shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil military authority, nation emergencies, work stoppages, fire flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Morgan Keegan shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     16. Amendments. Morgan Keegan and the Fund shall regularly consult with each other regarding Morgan Keegan's performance of its obligations hereunder. Any change in the Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the Prospectus which would require a change in Morgan Keegan's obligations hereunder shall be subject to Morgan Keegan's approval, which shall not be unreasonably withheld. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge, or termination is sought.

     17. Term of Agreement. This Agreement shall become effective as of its execution. Thereafter, the Agreement will be renewed automatically on an annual basis; provided, however, that this Agreement may be terminated at any time by either party upon at least sixty days' prior written notice to the other party and provided further that this Agreement may be terminated immediately at any time for cause either by the Fund or Morgan Keegan. Any such termination shall not effect the rights and obligations of the parties under Paragraphs 14 and 15 hereof. In the event that the Fund designates a successor to any of Morgan Keegan's obligations hereunder, Morgan Keegan shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data of the Fund established or maintained by Morgan Keegan hereunder and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Morgan Keegan's cognizant personnel in the establishment of books, records and other data by such successor. Historical records will be transferred in accordance with all then current laws and industry regulations.

     18. Assignment. Morgan Keegan may assign its rights and duties hereunder to any majority-owned direct or indirect subsidiary of Morgan Keegan or Regions Financial Corporation, provided that (i) Morgan Keegan gives the Fund 30 days' prior written notice of such assignment of delegation, (ii) the delegate or assignee is registered and qualified as a transfer agent under the Securities Exchange Act of 1934, as amended to act as a transfer agent, (iii) the assignee or delegate agrees to comply with the relevant provision of the 1940 Act, and
(iv) Morgan Keegan and such assignee or delegate promptly provide such information as the Fund may reasonably request, relative to the assignment or delegation.

     19. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Tennessee. The captions in this Agreement are included for convenience and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                              MORGAN KEEGAN & COMPANY, INC.



                              By   /s/ Thom Weller
                              Name:  Thom Weller
                              Title:  Controller, Managing Director


                              REGIONS MORGAN KEEGAN SELECT FUNDS



                              By  /s/ Heather W. Froehlich
                              Name:  Heather W. Froehlich
                              Title:  Vice President

                                       EXHIBIT A


                                      PORTFOLIOS

                  Regions Morgan Keegan Select Aggressive Growth Fund
                      Regions Morgan Keegan Select Balanced Fund
                    Regions Morgan Keegan Select Fixed Income Fund
               Regions Morgan Keegan Select Government Money Market Fund
                       Regions Morgan Keegan Select Growth Fund
             Regions Morgan Keegan Select Limited Maturity Government Fund
                Regions Morgan Keegan Select Treasury Money Market Fund
                        Regions Morgan Keegan Select Value Fund

                                       Exhibit B


BASE FEE (Annual fee per Fund Class)                        $18,000

ACCOUNT FEE (Annual account charge)
          -Daily dividend fund                              $16.00
          -Monthly dividend fund                            $10.00
          -Quarterly dividend fund                          $10.00
          -Contingent Deferred Sales Charge (additionally)  $5.00
                  (monthly and quarterly funds only)
          -Closed Accounts                                  $1.20

TERMINATION FEE                                             N/A

OUT-OF-POCKET EXPENSES SCHEDULE
Out-of-pocket expenses include, but are not limited to, the following:
       Postage (including overnight courier service)
       Statement Stock
       Envelopes
       Telecommunication Charges (including FAX)
       Travel
       Duplicating
       Forms
       Supplies
       Microfiche
       Computer Access Charges
       Client Specific Enhancements
       Disaster Recovery
       Processing Fees